EXHIBIT 3.196

ARTICLES OF INCORPORATION

OF

STABILITY COAL COMPANY

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The undersigned agrees to become a corporation by the name of Stability Coal Company.

II. The existence of this Corporation is to be perpetual.

III. The purpose or purposes for which this corporation is formed are as follows:

1. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands;

2. To acquire, purchase, lease, option, sell and mortgage timberlands, mineral estates and gas and oil lands;

3. To prospect for coal and mine coal and prospect for and mine or produce mineral products and gas and oil;

4. To buy, sell, produce, process, handle, transport and deal in coal and other marketing of coals and products of coal of all kinds;

5. To engage in timberland and general lumber business, and all the byproducts thereof, to operate saw mill, buy and sell timber, logs, and timber of any and every description, and to buy and sell personal property used in connection therewith;

6. To purchase, rent, sell, acquire, lease and contract for all kinds of timbering or mining machinery, or other machinery, motor vehicles, buildings, cars and appliances for the mining, hauling, production, processing, marketing and transportation of coal, timber and timber products;

7. To construct and operate railways and tramways for mining and removal of coal and other minerals;

8. To manage, operate, maintain, improve and develop the properties, and each and all of them;

9. To borrow or raise money for the foregoing purposes of the corporation; and for such purposes in order to secure the same and interest thereon, mortgage and deed in trust all or any part of the property, corporeal or incorporeal rights, or franchise of this corporation, now owned or hereafter acquired; and

10. Generally to carry out all acts necessary, incident or related to the foregoing purposes.

IV. The address of the principal office of said corporation shall be located at P.O. Box 457, Whitesville, West Virginia 25209.

The full name and address of appointed person to whom notice of process may be sent is Secretary of State of the State of West Virginia.

V. The number of directors constituting the initial Board of Directors of the Corporation shall be three, and the names and addresses of the people who shall serve as the Directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Mr. Jeffrey A. Wilson

P.O. Box 1951

Charleston, West Virginia 25327

Mr. H. Drexel Short

P.O. Box 1951

Charleston, West Virginia 25327

Mr. Douglas Korczyk

P.O. Box 299

Sidney, Kentucky 41564

VI. The full name and address of the incorporator is:

Fletcher A. Cooke, Esq.

P.O. Box 26765

Richmond, Virginia 23261

VII. The amount of the total authorized capital stock of said Corporation shall be One Thousand Dollars ($1,000.00), which shall be divided into one hundred (100) shares of the par value of Ten Dollars ($10.00) each.

VIII. No shareholder or other person shall have any pre-emptive right whatsoever.

IX. Provisions for the regulation of the internal affairs of the corporation are:

1. A. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by, or in the right of, the Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, join venture, trust or other enterprise.

B. Said indemnification shall be against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

C. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the cases, such person is fairly and reasonably entitled to indemnify for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

D. The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

2. The Board of Directors of this Corporation may, from time to time, in its discretion, declare and pay cash dividends from any reserves for mineral depletion maintained by the Corporation. Such dividends must be identified as a distribution of such reserves, and at the time of distribution the amount per share being paid from such reserves must be disclosed to each shareholder receiving such dividends.

The undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file this Articles of Incorporation, and I have accordingly hereto set my hand this 21st day of April, 1994.

/s/ Fletcher A. Cooke

Incorporator

ARTICLES OF AMENDMENT OF INCORPORATION OF

STABILITY COAL COMPANY

Stability Coal Company, pursuant to authority granted to it to change its corporate name by West Virginia Code Section 31-1-106, adopts the following Articles of Amendment of Incorporation, FILED IN DUPLICATE:

1.	The name of the corporation is Stability Coal Company.

2.	The adopted Amendment of Incorporation changes the name of the corporation to Support Mining Company.

3.	The shareholder adopted the Amendment on April 20, 1995.

4.	100 shares of stock of the Corporation are issued and outstanding.

5.	All 100 shares were voted for the Amendment.

THE UNDERSIGNED, for the purpose of adopting Articles of Amendment of Incorporation under the laws of the State of West Virginia, do make and file these Articles of Amendment of Incorporation, and we have accordingly hereto set our hands this      day of April, 1995.

/s/ Douglas M. Korczyk

Douglas M. Korczyk

/s/ Fletcher A. Cooke

Fletcher A. Cooke